Exhibit (c)(4)
CONFIDENTIAL | AUGUST 2006 Project Beacon Discussion Materials STRICTLY CONFIDENTIAL Book ____ DRAFT Exhibit (c)(4)

Confidential Material Disclaimer The following pages contain material to be provided to the Board of Directors of Beacon (the "Company") by Raymond James & Associates ("Raymond James") in our role as financial advisor to the Company in connection with the proposed transaction (the "Transaction") in which Party Five* ("Lighthouse") would offer to acquire all or substantially all of the shares of common stock of the Company. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. Any estimates and projections contained herein have been prepared or adopted by the Company's management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Raymond James does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Board of Directors of the Company, and, accordingly, neither the Company nor Raymond James nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. Raymond James does not have any obligation to update or otherwise revise the accompanying materials. * The appearance of an asterisk denotes confidential information that has been omitted from the exhibit and filed separately with the Securities and Exchange Commission. Confidential treatment has been granted for such information pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information consists of the name of a party that indicated an interest in a transaction with the Company. In the place of the name of such party, this exhibit uses the same alias as used in the Company's proxy statement filed concurrently with this Schedule 13E-3.

Section 1 Background Information Section 2 Valuation Analysis Appendix A Beacon Financials Appendix B Comparable Company Analysis Table of Contents

Section 1 Background Information

Introduction Background Information This presentation is to provide the Board of Directors of Beacon with preliminary valuation information related to the proposed transaction with Lighthouse, as well as to demonstrate the analysis that Raymond James will perform in support of a fairness opinion should one be delivered to the Board for the proposed transaction In arriving at its opinion, Raymond James will: Review the draft of the Agreement dated [ ], 2006 review the financial terms and conditions as stated in the Agreement; review annual reports to stockholders on Form 10-K of the Company for the three fiscal years ended December 31, 2005; review the quarterly reports to stockholders on Form 10-Q of the Company for the fiscal quarter ending March 31, 2006; review other Company financial and operating information requested from and/or provided by the Company; review certain other publicly available information on the Company; discuss with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry; review and discuss with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

Introduction (continued) Background Information review the reported price and trading activity for the shares of the Company Common Stock; compare financial and stock market information for the Company with similar information for comparable companies with publicly traded securities; review the financial terms of recent business combinations involving companies in comparable businesses; and perform other such analyses and studies, and consider such other factors, as Raymond James considers appropriate.

Section 2 Valuation Analysis

Illustrative Valuation Summary Valuation Analysis

Illustrative Valuation Summary Valuation Analysis

Price / Volume Graph Trailing Twelve Months Valuation Analysis

Stock Price Histogram Trailing Twelve Months Valuation Analysis

Comparable Company Multiples Valuation Analysis

Precedent M&A Transactions Selected Recent Container Shipping Transactions Valuation Analysis

Discounted Cash Flow Analysis Valuation Analysis

Appendix A Beacon Financials

Financial Projections Beacon Financials Combined Income Statement

Financial Projections Beacon Financials Combined Adjusted Income Statement

Financial Projections Beacon Financials Combined Balance Sheet

Financial Projections Beacon Financials Cash Flows for DCF

Appendix B Comparable Company Analysis

Comparable Company Metrics Comparable Company Analysis

Comparable Company Metrics Comparable Company Analysis

Comparable Company Metrics Comparable Company Analysis